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PROSPECTUS SUPPLEMENT                            Rule 424(b)(3)
                                                 Registration No. 33-61899
(To Prospectus dated September 1, 1995)





                                 [AIRGAS LOGO]





                   1,289,892 Shares of Common Stock


     The Board of Directors of Airgas, Inc. (the "Company") designated December 31, 1996 as an Optional Exchange Date on which certain of the Selling Stockholders could elect to exchange their Subsidiary Shares for shares of the Company's Common Stock. The exchange was based upon the valuation of the Subsidiary Shares, as reviewed by an independent appraiser, on June 30, 1996, and upon the valuation of the Company's Common Stock, based on the closing market price on June 30, 1996. The Selling Stockholders who exchanged their Subsidiary Shares on the December 31, 1996 exchange date received an aggregate of 76,556 shares of the Company's Common Stock.

     The Common Stock is traded on the New York Stock Exchange.
The last reported sale price of the Common Stock on January 31, 1997, as reported on the New York Stock Exchange, was $19.75 per share.

     Terms not defined in this Prospectus Supplement have the meanings ascribed to them in the Prospectus dated September 1, 1995.









      The date of this Prospectus Supplement is February 4, 1997.
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                         SELLING STOCKHOLDERS

     The following table sets forth as of December 15, 1996 certain information with respect to beneficial ownership of the Company's Common Stock by the Selling Stockholders who have exchanged their Subsidiary Shares on the December 31, 1996 Optional Exchange Date. None of the individuals identified below owns more than 1% of the Company's outstanding Common Stock as of the date of this Prospectus Supplement. Unless otherwise indicated, the Selling Stockholders listed possess sole voting and investment power with respect to the shares listed.


                        Number of                             Number of Shares
                        Shares Beneficially  Number of        Beneficially
                        Owned Prior to the   Shares Being     Owned After
Selling Stockholders    Offering             Offering (1)(2)  the Offering (2)
_____________________   ___________________  _______________  ________________

Barry W. Himes (5)        23,817 (3)(4)        12,632            11,185

Ronald B. Rush (6)        69,115 (3)(4)        39,737            29,378

Mark A. Straka (7)        18,485 (3)(4)         5,977            12,508

John T. Winn, III (8)     25,613 (3)(4)         5,789            19,824

Howard E. Wolfe (9)       49,978 (3)(4)        12,421            37,557


   (1) Reflects only Shares to be exchanged for Subsidiary Shares on December 31, 1996.

   (2) Assumes that the Selling Stockholders sell all of the Shares being offered.

   (3) Includes the following number of shares of Common Stock which may be acquired by certain of the Selling Shareholders through the exercise of options on December 15, 1996 or within 60 days thereof: Mr. Himes, 1,500 shares; Mr. Rush, 28,350 shares; Mr. Straka, 8,615 shares; Mr. Winn, 8,980 shares; and Mr. Wolfe, 27,280 shares. Also includes Shares issuable upon exchange of the Subsidiary Shares on December 31, 1996.

   (4) Includes the following number of shares of Common Stock held by certain of the Selling Stockholders under the Company's 401(k)
        Plan: Mr. Himes; 2,139 shares; Mr. Rush, 747 shares; Mr. Straka, 2,823 shares; Mr. Winn, 5,592 shares; and Mr. Wolfe, 8,668 shares.

   (5)  Mr. Himes has served as President of Cryodyne Technologies,
        Inc. (a company acquired by the Company in December 1993), since December 1993.




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   (6)  Mr. Rush has been the Company's Division President - Southern Division since December 1, 1995.  Mr. Rush served as President of Sooner
        Airgas, Inc., a subsidiary of the Company, from June 1991 to November 30, 1995.

   (7)  Mr. Straka has served as President of Airgas Specialty
        Gases, Inc., a subsidiary of the Company, since August 1, 1996. Mr. Straka served as President of Southern California Airgas, Inc., a subsidiary of the Company, from June 1993 to July 31, 1996.

   (8)  Mr. Winn has served as Director of CO2 Development since
        September 1, 1996. Mr. Winn served as President of Southeast Airgas, Inc., a subsidiary of the Company, from February 1993 to August 31, 1996.

   (9) Mr. Wolfe has served as Division Vice President-Operations since January 1, 1996. Mr. Wolfe served as President of Connecticut Airgas, Inc., a subsidiary of the Company, from May 1993 to December 31, 1995.

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